APPENDIX A

Funds and Classes as of December 6, 2013

Fund	Classes
Alternative Avenue Fund	Investor Class
Belvedere Alternative Income Fund	Class A Class C Class I Class R
LJM Preservation and Growth Fund	Class A Class C Class I
LJM Income Plus Fund	Class A Class C Class I
Anfield Universal Fixed income Fund	Class A Class A1 Class C Class I Class R
Charioteer Mortgage Income Fund	Class A Class A1 Class C Class I Class R
Superfund Managed Futures Strategy Fund	Class A Class C Class I
West Shore Real Asset Income Fund	Class A Class C Class I Class R
Larkin Point Equity Preservation Fund	Class A Class C Class I Class R
Redwood Managed Volatility Fund	Class I Class N Class Y
Conductor Global Fund	Class A Class C Class I
Epicurus Mexico Fixed Income Local Currency Fund	Class A Class C Class I Class R
Dynamic Total Return Fund	Class A Class I